Exhibit 99.1

Press Release
November 7, 2025

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces Fourth Quarter 2025 Cash Dividend

FORT WAYNE, INDIANA, November 7, 2025 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors declared a fourth quarter 2025 cash dividend of $0.50 per common share. The dividend is payable to shareholders of record at the close of business on December 31, 2025 and is payable on or about January 9, 2026.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Contact: Investor Relations — +1.260.969.3500